Exhibit 10.1

FIFTH AMENDMENT TO
ACQUISITION AGREEMENT AND
AGREEMENT AND PLAN OF MERGER

          THIS FIFTH AMENDMENT TO ACQUISITION AGREEMENT AND AGREEMENT AND PLAN OF MERGER (this "Amendment") is dated as of February 24, 2006, and entered into by and among KINROSS GOLD CORPORATION, a corporation existing under the laws of the Province of Ontario, Canada ("Parent"), CROWN MERGER CORPORATION, a Washington corporation and a wholly owned subsidiary of Parent ("Purchaser"), and CROWN RESOURCES CORPORATION, a Washington corporation ("Crown," and together with Purchaser, the "Constituent Corporations").

          A.     Parent, Purchaser, and Crown are parties to the Acquisition Agreement and Agreement and Plan of Merger, dated November 20, 2003, as previously amended April 7, 2004, September 15, 2004, December 30, 2004, and May 31, 2005 (the "Acquisition Agreement"), pursuant to which Purchaser will merge with and into Crown and Crown will become a wholly owned subsidiary of Parent. The parties wish to amend the Acquisition Agreement as set forth herein. Defined terms contained in this Amendment shall have the meaning ascribed to them in the Acquisition Agreement.

          B.     This Amendment is entered into in conformance with Section 9.4 of the Acquisition Agreement which requires that any modification of the Acquisition Agreement be set forth in writing and signed by all parties.

          NOW, THEREFORE, in consideration of the mutual agreements contained in this Amendment, and for other good and valuable consideration, the value, receipt and sufficiency of which are acknowledged, the parties agree as follows:

          1.     Amendment to Section 1.7.1. Section 1.7.1 is amended to read, in its entirety, as follows:

Conversion of Crown Common Stock. Each share of Crown Common Stock (other than Crown Common Stock held by Parent or Purchaser or by a Dissenter) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive 0.32 Kinross Common Shares (the "Exchange Ratio"). All outstanding shares of Crown Common Stock as of the Effective Time will automatically be cancelled and will cease to exist. The certificates formerly representing shares of Crown Common Stock to be converted into Kinross Common Shares as described above (each a "Certificate" and, collectively, the "Certificates") will thereafter represent that number of Kinross Common Shares determined by the Exchange Ratio. Such certificates held by Dissenters shall represent the right to pursue such rights as the Dissenter may have under the Washington Act. Such certificates held by Parent or Purchaser shall be cancelled and retired and shall cease to exist and no Kinross Common Shares or other consideration shall be delivered in exchange therefor.

          2.     Amendment to the Background Section and to Section 1.8.

The amount 0.2911 is changed to 0.32 in the first paragraph under Background and in Section 1.8 of the Agreement

          3.     Amendment to Section 8.1.2.1. Section 8.1.2.1 is amended to read, in its entirety, as follows:

The consummation of the Merger has not occurred by December 31, 2006, provided that the party seeking to terminate this Agreement pursuant to this clause has not breached in any Material respect its obligations under this Agreement in any manner that has contributed to the failure of the consummation of the Merger on or before such date;

          4.     Royalty Obligation. Crown has a royalty obligation payable to Newmont Mining Corporation ("Newmont") with respect to the Buckhorn Mountain Project that can be satisfied in full by the payment of $2 million (the "Buy Out Amount") to Newmont at any time prior to July 23, 2006. In the event that the transaction contemplated by this Acquisition Agreement is not closed prior to July 1, 2006, Crown agrees to pay the Buy Out Amount to Newmont if it determines that it is appropriate to do so, or if it is requested by Kinross to do so. In either such event, Kinross will, at the request of Crown, loan up to $2 million to Crown in order to permit it to pay the Buy Out Amount to Newmont prior to July 23, 2006. Any such loan would bear interest at the prime rate published for major U.S. financial institutions in the Wall Street Journal on the day preceding the loan, plus 3%. Interest would be paid quarterly in arrears and the principal, plus any other unpaid amounts, would be due 3 years subsequent to the date of the loan.

          5.     Ratification of Acquisition Agreement. Except as specifically provided in Sections 1 through 4 hereof, the parties specifically ratify, confirm, and adopt as binding and enforceable, all of the terms and conditions of the Acquisition Agreement.

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          IN WITNESS WHEREOF, Parent, Purchaser, and Crown have caused this Amendment to be signed as of the date first written above by their respective officers or representatives thereunto duly authorized.

                                                            Parent:

                                                            KINROSS GOLD CORPORATION

                                                                       By
                                                            Hugh A. Agro, Sr. Vice-President

                                                            Purchaser:

                                                            CROWN MERGER CORPORATION

                                                                       By
                                                            Lars-Eric Johansson, Authorized Officer

                                                            Crown:

                                                            CROWN RESOURCES CORPORATION

                                                                                          By
                                                              Christopher Herald, President and CEO